News Release

Firsthand Technology Value Fund Announces Postponement of Annual Stockholder Meeting

San Jose, CA, May 6, 2020 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicaly-traded venture capital fund, announced today that it has postponed its 2020 Annual Meeting of Stockholders (the “Annual Meeting”), which was scheduled to be held at 2:00 p.m., Pacific Time, on Wednesday, May 13, 2020.

Santa Clara County, California, in conjunction with other local counties, recently extended its COVID-19-related shelter-in-place order, which restricts non-essential business operations, through May 31, 2020. The rescheduled Annual Meeting will be held on Thursday, July 2, at 2:00 p.m., Pacific Time, at the San Jose Marriott hotel, 301 S. Market Street, San Jose, CA 95113.

As part of the Fund’s precautions regarding COVID-19, the Fund reserves the right to convert the Annual Meeting from an in-person meeting to one that is held solely by means of remote communication.  If the Fund takes this step, the Fund will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Fund and available at www.firsthandtvf.com.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com